Exhibit (a)(5)(2)
The Stock Exchange of Hong Kong Limited and The NASDAQ Stock Market take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness, and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
None of the SEC or any other regulatory authority takes responsibility for the contents of this announcement, makes any representation as to its accuracy or completeness. The SEC and all other regulatory authorities expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. Any representation to the contrary is unlawful in the United States.
This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of TOM or TOM Online.

(Incorporated in the Cayman Islands with limited liability)	(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 2383)	(Stock Code: 8282)
JOINT ANNOUNCEMENT
DELAY IN DESPATCH OF
(1) MAJOR TRANSACTION AND CONNECTED TRANSACTION CIRCULAR
OF TOM GROUP LIMITED AND
(2) SCHEME DOCUMENT
Financial Adviser to TOM

Goldman Sachs (Asia) L.L.C.
Independent Financial Adviser to the Independent Board Committee of TOM Online Inc.

ING Bank N.V.

A waiver application has been made to the Stock Exchange for the time limit for the despatch of the major transaction and connected transaction circular of TOM to the shareholders of TOM to be extended to 13 April 2007.

The despatch of the Scheme Document will be delayed and the time limit for the despatch of the Scheme Document to the Shareholders is extended to 7 May 2007. A detailed timetable for the Proposal and the Option Proposal will be set out in the Scheme Document and in the announcement to be made upon despatch of the Scheme Document.
Shareholders of TOM and/or potential investors should be aware that the Proposal and the Option Proposal will be made only if the approval by the independent shareholders of TOM at a general meeting has been obtained, and that the implementation of the Proposal, the Option Proposal and the Scheme is subject to the conditions as set out in the Joint Announcement being fulfilled or waived, as applicable, and thus the Proposal and the Option Proposal may or may not be made and the Scheme may or may not become effective. Shareholders of TOM and potential investors should therefore exercise caution when dealing in the shares in TOM.
Shareholders of TOM Online, ADS Holders, Optionholders and/or potential investors should be aware that the Proposal and the Option Proposal will be made only if the approval by the independent shareholders of TOM at a general meeting has been obtained, and that the implementation of the Proposal, the Option Proposal and the Scheme is subject to the conditions as set out in the Joint Announcement being fulfilled or waived, as applicable, and thus the Proposal and the Option Proposal may or may not be made and the Scheme may or may not become effective. Shareholders of TOM Online, ADS Holders, Optionholders and potential investors should therefore exercise caution when dealing in the Shares, ADSs or Outstanding TOM Online Share Options.
Introduction
Reference is made to the joint announcement dated 9 March 2007 (the “Joint Announcement”) made by TOM Group Limited (“TOM”) and TOM Online Inc. (“TOM Online”) in relation to a possible proposal to be put forward to the Scheme Shareholders regarding a proposed privatisation of TOM Online by way of a scheme of arrangement under Section 86 of the Companies Law, Cap.22 (Law 3 of 1961), as consolidated and revised of the Cayman Islands, involving the cancellation of all the Scheme Shares. Terms defined in the Joint Announcement have the same meaning when used in this announcement unless otherwise defined herein.
Despatch of the major transaction and connected transaction circular of TOM
As stated in the Joint Announcement, if the Proposal is made and the Scheme becomes effective, it will constitute a major transaction and a connected transaction for TOM under the Listing Rules. Pursuant to Rules 14.38 and 14A.49 of the Listing Rules, TOM is required to send the major transaction and connected transaction circular to its shareholders within 21 days after publication of the Joint Announcement, which in this case would be on or before 2 April 2007.
As more time is needed for the preparation of the letter of the independent financial adviser to the independent board committee of TOM and the independent shareholders of TOM, and to finalise the indebtedness statement and auditors’ related confirmation, TOM has made a waiver application to the Stock Exchange for the time limit for the despatch of the major transaction and connected transaction circular to the shareholders of TOM to be extended from 2 April 2007 to 13 April 2007.
Despatch of the Scheme Document
Under Rule 8.2 of the Takeovers Code, unless the Executive’s consent is obtained, the scheme document in relation to the Proposal (the “Scheme Document”) should normally be sent to the Shareholders within 21 days of the date of the Joint Announcement, which in this case would be on or before 30 March 2007.
As stated in the Joint Announcement, the Proposal will be made only if the Proposal and the transactions contemplated thereunder have been approved at the TOM EGM. Due to additional time required to accommodate (i) the timetable of the Grand Court of the Cayman Islands in relation to the convening of the Court Meeting and (ii) the TOM EGM, consent has been sought for and the Executive has granted an extension of time for the despatch of the Scheme Document. The time limit for the despatch of the Scheme Document has been extended to 7 May 2007. A detailed timetable for the Proposal and the related offer to be made to holders of Outstanding TOM Online Share Options (the “Optionholders”) in accordance with the Takeovers Code (the “Option Proposal”) will be set out in the Scheme Document and in the announcement to be made upon despatch of the Scheme Document.
The Proposal will likely constitute a “going private transaction” subject to the requirements of Rule 13e-3 under the Exchange Act. Disclosure complying with such requirements will be set out in the Scheme Document and Schedule 13E-3 and will be despatched to the Scheme Shareholders and ADS Holders at no cost to them, as may be required under the Exchange Act. The ADS Depositary will arrange for the despatch of copies of the Scheme Document to ADS Holders. In addition, the Scheme Shareholders and ADS Holders will be able to obtain free copies of the Scheme Document (and any supplement thereto) and Schedule 13E-3 at the website maintained by the SEC (http://www.sec.gov).
Warning:
Shareholders of TOM and/or potential investors should be aware that the Proposal and the Option Proposal will be made only if the approval by the independent shareholders of TOM at a general meeting has been obtained, and that the implementation of the Proposal, the Option Proposal and the Scheme is subject to the conditions as set out in the Joint Announcement being fulfilled or waived, as applicable, and thus the Proposal and the Option Proposal may or may not be made and the Scheme may or may not become effective. Shareholders of TOM and potential investors should therefore exercise caution when dealing in the shares in TOM.
Shareholders of TOM Online, ADS Holders, Optionholders of TOM Online and/or potential investors should be aware that the Proposal and the Option Proposal will be made only if the approval by the independent shareholders of TOM at a general meeting has been obtained, and that the implementation of the Proposal, the Option Proposal and the Scheme is subject to the conditions as set out in the Joint Announcement being fulfilled or waived, as applicable, and thus the Proposal and the Option Proposal may or may not be made and the

Scheme may or may not become effective. Shareholders of TOM Online, ADS Holders, Optionholders and potential investors should therefore exercise caution when dealing in the Shares, ADSs or Outstanding TOM Online Share Options.

By Order of the Board of	By Order of the Board of
TOM Group Limited	TOM Online Inc.
Angela Mak	Peter Schloss
Executive Director	Executive Director
Hong Kong, 30 March 2007
As at the date of this announcement, the directors of TOM are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:

Ms. Tommei Tong	Mr. Frank Sixt (Chairman)	Mr. Henry Cheong
Ms. Angela Mak	Ms. Debbie Chang	Ms. Anna Wu
	Mrs. Susan Chow	Mr. James Sha
Mr. Edmond Ip
Mrs. Angelina Lee
Mr. Wang Lei Lei
The directors of TOM jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the TOM Online Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that relating to the TOM Online Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the TOM Online Group) misleading.
As at the date of this announcement, the directors of TOM Online are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:

Mr. Wang Lei Lei	Mr. Frank Sixt (Chairman)	Mr. Gordon Kwong
Mr. Jay Chang	Ms. Tommei Tong (Vice Chairman)	Mr. Ma Wei Hua
Mr. Peter Schloss	Ms. Angela Mak	Dr. Lo Ka Shui
Ms. Elaine Feng
Mr. Fan Tai	Alternate Director:
Mrs. Susan Chow
(Alternate to Mr. Frank Sixt)
This announcement, for which the directors of TOM Online collectively and individually accept full responsibility, includes particulars given in compliance with the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange for the purpose of giving information with regard to TOM Online. The directors of TOM Online, having made all reasonable enquiries, confirm that, to the best of their knowledge and belief: (i) the information contained in this announcement (other than information in relation to TOM Group and parties acting in concert with them (except the TOM Online Group)) is accurate and complete in all material respects and not misleading; (ii) there are no other matters the omission of which would make any statement in this announcement misleading; and (iii) all opinions expressed in this announcement (other than that relating to TOM Group and parties acting in concert with them (except the TOM Online Group)) have been arrived at after due and careful consideration and are founded on bases and assumptions that are fair and reasonable.
This announcement will remain on GEM website on the “Latest Company Announcements” page for a minimum period of 7 days from the date of publication.

* for identification purpose